Exhibit 99.1
Live Oak Bank Names William C. (BJ) Losch, III as President

WILMINGTON, N.C., August 25, 2023 (GLOBE NEWSWIRE) -- Live Oak Bancshares (“Live Oak” or the “company”) announced today its Board of Directors has appointed William C. (BJ) Losch, III as President of Live Oak Bank effective today. Losch will continue to serve in his role as Chief Financial Officer of Live Oak Bancshares.

Losch brings a wealth of experience and knowledge as Live Oak continues to expand its lending franchise, while launching new products and solutions to support its growing customer base. As CFO and Chief Banking Officer, Losch’s impact on company performance has exceeded expectations and he is well suited to take on this new leadership role for the company.

“The Board and I are beyond excited to see BJ take on this role and lead Live Oak into the future. He has been instrumental in making numerous positive changes to how we operate the business and manage our financial performance, while embracing our strong commitment to employees and customers,” said Live Oak Chairman and CEO James S. (Chip) Mahan III. “Huntley Garriott, who has been serving as President since 2018, worked tirelessly through many challenges to place Live Oak on incredible footing, and we are very grateful for his contributions to our company. We wish him well in his next endeavor.”

Losch has been serving as Chief Financial Officer for the past two years and will continue to do so. As Chief Banking Officer he has been leading our customer facing sales, support and operational groups across all lending and deposits functions at the bank.

“I love the Live Oak mission. I believe our opportunity is tremendous and our culture is extraordinary. I am excited to take on this new challenge of leading a strong team and helping to guide and shape our unique model as we serve small businesses across the country,” said Losch.

Prior to joining Live Oak, BJ spent 12 years at First Horizon Corporation as senior executive vice president and CFO leading its financial activities, which included treasury, accounting, controls, tax, financial planning, strategic planning, investor relations and corporate development/M&A.

Prior to his role at First Horizon, Losch held progressively senior roles at First Union and Wachovia and served as senior vice president and chief financial officer for the general bank at Wachovia, the largest of the corporation’s four major business lines.

Losch holds a Bachelor of Science degree in business administration from the University of Richmond and a Master of Business Administration from Virginia Commonwealth University.

About Live Oak Bancshares
Live Oak Bancshares, Inc. (NYSE: LOB) is a financial holding company and parent company of Live Oak Bank. Live Oak Bancshares and its subsidiaries partner with businesses that share a groundbreaking focus on service and technology to redefine banking. To learn more, visit www.liveoakbank.com.

Contacts:
Claire Parker | SVP Corporate Communications
910.597.1592